Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 24th day of January, 2020 (the “Execution Date”), by and between AAC Holdings, Inc., a Nevada corporation (the “Company”), and Andrew W. McWilliams, a resident of Williamson County, Tennessee (“Employee”).

(a) WHEREAS, Company is a provider of inpatient and outpatient substance use treatment services for individuals with drug and alcohol addiction and co-occurring mental/behavior health issues (the “Business”);

(b) WHEREAS, this Agreement is not intended to provide for the deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, but rather is intended to satisfy the “short-term deferral” exemption under Treas. Reg. §1.409-1(b)(4) and/or the “separation pay” exemption under Treas. Reg. §1.409A-1(b)(9);

(c) WHEREAS, Employee acknowledges that it is in Employee’s best interest to enter into an employment relationship with the Company;

(d) WHEREAS, the Company desires to hire Employee as its Chief Executive Officer, who shall perform such services as the Company’s Board of Directors (“the Board”) may direct;

(e) WHEREAS, in the course of performing his duties for the Company, Employee is likely to gain certain confidential and proprietary information belonging to the Company, develop relationships that are vital to the Company’s goodwill, and acquire other important benefits to which the Company has a protectable interest; and

(f) WHEREAS, the Company has agreed to employ Employee as its Chief Executive Officer and Employee has agreed to accept such employment by the Company upon the terms, conditions, and restrictions contained in this Agreement.

NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy all of which are forever acknowledged and confessed, the parties hereto hereby agree as follows:

Section 1. Employment. In reliance on the representations and warranties made herein, the Company hereby agrees to retain Employee to be its Chief Executive Officer and to perform such duties and services as may from time to time be assigned to Employee by the Board. Employee shall report to the Board. Employee shall also serve as a member of the Board.

Section 2. Performance. Employee shall use Employee’s reasonable efforts and skills to faithfully enhance and promote the welfare and best interests of the Company. The Employee shall (i) dedicate substantially all of his business time and attention to the Company, (ii) obey all rules and regulations of the Company, (iii) follow all laws and regulations of appropriate government authorities, and (iv) be governed by any and all decisions and instructions of the Board.

Section 3. Compensation. Except as otherwise provided for herein, for all services to be performed by the Employee in any capacity hereunder, including without limitation any services as an officer, director, member of any committee, or any other duties assigned him, throughout the Employment Period (as defined herein), the Company shall pay or provide Employee with the following, and Employee shall accept the same, as compensation for the performance of his undertakings and the services to be rendered by him:

(a) Base Salary. Employee will be entitled to an annual gross salary of Six-Hundred Fifty Thousand Dollars and no cents ($650,000.00) (the “Base Salary”), which shall be paid in accordance with the Company’s policies and procedures. The Base Salary may be subject to review at least annually by the Board and the Board may, but shall not be required to, increase the Base Salary either on a merit basis or on a cost of living basis, but not decrease the Base Salary, in the discretion of the Board.

(b) Bonus. In addition to the Base Salary, prior to the end of each fiscal year, Employee shall be eligible for a targeted annual cash bonus of between 100% and 150% of the Base Salary in effect during that fiscal year, which bonus shall be based on and subject to the Company’s annual bonus policies. The performance target will be set annually by the Compensation Committee and approved by the Board.

(c) Equity Compensation. As of the Effective Date, the Company shall issue to the Employee 500,000 shares of common stock in the Company. Thereafter, during each fiscal year, Employee shall also be eligible to participate in any equity compensation plan on such terms as may be approved by the Board.

(d) Expenses. During the Employment Period, the Company shall promptly pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by Employee in the performance of duties hereunder in accordance with the Company’s policies and procedures then in effect.

(e) Benefit Plans. During the Employment Period, Employee shall receive, subject to the applicable plan, contract, policy or agreement terms, all available employee benefit plans, policies, practices, and arrangements, as may be offered by the Company from time to time, including without limitation any stock option or equity plan, long-term incentive compensation plan, defined contribution retirement plan, excess or supplementary plan, profit sharing plan, savings plan, health and dental plan, disability plan, survivor income and life insurance plan, executive financial planning program, other arrangement, or any successors thereto, and such other benefit plans (collectively hereinafter referred to as the “Benefit Plans”). The Employee’s eligibility and entitlement to any compensation or benefit shall be determined to the extent consistent with applicable law and in accordance with the terms and conditions of the Benefit Plans and other applicable programs, practices, and arrangements then in effect. The Company reserves the right to amend or terminate any Benefit Plans at any time in its sole discretion, subject to the terms and conditions of such Benefit Plan and applicable law.

(f) Vacation and Fringe Benefits. All fringe benefits and perquisites, will be in accordance with the Company’s existing policies, and the same may be amended from time to time, in the Company’s discretion.

(g) Withholding Taxes. The Company shall have the right to withhold from any amount payable hereunder any federal, state, or local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 4. Restrictions.

(a) Acknowledgements. Employee acknowledges and agrees that during the term of Employee’s employment because of the nature of Employee’s responsibilities and the resources provided by the Company: (1) Employee will acquire valuable and confidential skills, information, trade secrets, and relationships with respect to the Company’s business practices and operations; (2) Employee may develop on behalf of the Company a personal acquaintance and/or relationship with various persons, which acquaintances may constitute the Employee’s only contact with such persons, and, as a consequence of the foregoing; (3) Employee will occupy a position of trust and confidence with respect to the Company’s affairs and the Business; and (4) it would be impossible or impractical for Employee to perform his duties for the Company without access to the Company’s confidential and proprietary information and contact with persons that are valuable to the goodwill of the Company. Therefore, Employee acknowledges that if he went to work for or otherwise performs services for a third party engaged in a business similar to the Business of the Company, the disclosure by Employee to a third party of such confidential and proprietary information and/or the exploitation of such relationships would be inevitable and is likely to result in unfair or unlawful competitive activity.

(b) Reasonableness. In view of the foregoing and in consideration of the remuneration to be paid to Employee, Employee agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that the Employee make the covenants contained in this Agreement regarding the conduct of Employee during and subsequent to Employee’s employment by the Company, and that the Company will suffer irreparable injury if Employee engages in conduct prohibited by this Agreement.

(c) Non-Competition & Non-Solicitation Restrictions. During the Employment Period, and for a period of twelve (12) months following termination of employment, in the event that Employee voluntarily terminates his employment with the Company or the Company terminates the Employee either for Cause or without Cause, Employee shall not, directly or indirectly, do any of the following:

(i) engage in any activities, whether as an employer, partner, director, officer, employee, agent, independent contractor, consultant, salesperson, or any other capacity in competition with the Company in the management of an addiction treatment center within a 50-mile radius of any addiction treatment center owned or managed by the Company or its affiliates at the time of Employee’s departure from the Company; or

(ii) solicit or attempt to solicit any employee, independent contractor, director, agent or other service provider of the Company or of any of its divisions, subsidiaries or affiliates to terminate his, her or its relationship with the Company or such affiliate.

For purposes hereof, (i) “affiliate” shall mean any entity which, directly or indirectly, controls or is controlled by, or is under common control with the Company.

Employee acknowledges that all of the foregoing provisions, including the restrictions on time and geographical scope set forth above, are reasonable and necessary to protect the Company and its Affiliates from unfair competition, solicitation, and disclosure of confidential information. If any of the provisions set forth in this Section 4(c) are held to be invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If it is determined that any of the provisions are unenforceable because of the duration of such provision, the geographical area covered thereby, or any other determination of unreasonableness of the provision, the court making such determination shall have the power to reduce the duration, area or scope of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(d) Confidentiality. Without the express written consent of the Company, Employee shall not at any time (either during or after the termination of Employee’s employment) use (other than for the benefit of the Company) or disclose to any other business entity proprietary or confidential information concerning the Company, any of their affiliates, or any of its officers. Employee shall not disclose any of the Company’s or the Company’s affiliates’ trade secrets or inventions of which Employee has gained knowledge during his employment with the Company. This paragraph shall not apply to any such information that: (1) Employee is required to disclose by law; (2) has been otherwise disseminated, disclosed, or made available to the public, provided that, such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf; or (3) was obtained after his employment with the Company ended and from some source other than the Company, which source was under no obligation of confidentiality.

(e) Effect of Breach by Employee. Employee agrees that a breach of any obligation in this Section 4, the Company shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to a temporary or permanent injunction or other equitable relief restraining such breach or a threatened breach and to specific performance of such provisions, and Employee hereby consents to the issuance of such injunction and to the ordering of specific performance or other equitable relief, without the necessity of showing any actual damages, and without the requirement of the Company to post any bond or other security.

(f) Other Rights Preserved. Nothing in this Section 4 eliminates or diminishes rights which the Company may have with respect to the subject matter hereof under other agreements, the governing statutes, or under provisions of law, equity, or otherwise. Without limiting the foregoing, this section does not limit any rights the Company may have under any agreement with Employee regarding trade secrets and confidential information.

Section 5. Non-Disparagement. The Employee agrees and covenants that the Employee will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers and existing and prospective clients, customers, suppliers, investors and other associated third parties. This Section 5 does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to the Company. The Company agrees and covenants that it shall direct its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Employee.

Section 6. Termination. This Agreement shall terminate upon the following circumstances:

(a) General. This Agreement shall be effective as of the Execution Date and shall continue until the third anniversary following the Execution Date, unless terminated earlier as provided hereunder; provided, however, that on such first anniversary of the Execution Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), this Agreement shall be deemed to be automatically renewed for successive one (1) year periods, upon the same terms and conditions, unless Employee or the Company notifies the other in writing at least 120 days prior to the Renewal Date of the party’s intent not to renew this Agreement, in which event this Agreement shall terminate on the termination date. The period during which the Employee is employed by the Company hereunder is referred to as the “Employment Period”.

(b) Termination Without Cause. This Agreement may be terminated at any time at the election of either Employee or the Company for any reason, no reason, or Good Reason, or without cause, but subject to the provisions of this Agreement. It is expressly understood that Employee’s employment is strictly “at will.”

(c) Termination for Cause. This Agreement may be terminated at any time by the Company for Cause. “Cause” for this purpose shall mean and be strictly limited to the following:

(i) Employee’s willful failure to perform Employee’s duties (other than any such failure resulting from Disability as defined herein);

(ii) Employee’s willful failure to comply with any valid and legal directive of the Board;

(iii) Commission of any material act of fraud or dishonesty by Employee against the Company or its affiliates;

(iv) Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(v)	Employee’s embezzlement, misappropriation, or fraud, whether or not related to the Employee’s employment with the Company;

(vi)

Employee’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or

(vii)	Any material breach of any provision of this Agreement, which Employee fails to cure within fifteen (15) days of Employee’s receipt of written notice thereof.

(d) Termination Upon Death/Disability. This Agreement may be terminated by the Company upon Employee’s death or Disability. “Disability” shall mean Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company.

(e) Termination Upon Change in Control. This Agreement may be terminated following a Change in Control. As used in this Agreement:

(i)

“Change in Control” shall mean (i) the time that Company first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”)) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 20 percent or more of Company’s outstanding securities, unless a majority of the “Continuing Directors” approves the acquisition not later than ten business days after the Company makes that determination, or (ii) the first day on which a majority of the members of the Board of Directors are not “Continuing Directors.”

(ii)

“Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of that Board of Directors on January 24, 2020, (ii) has been a member of that Board of Directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Board of Directors with the affirmative vote of the greater of (x) a majority of Continuing Directors who were members of the Board at the time of such nomination or election or (y) at least four Continuing Directors.

(iii)

Notwithstanding anything herein to the contrary, a “Change in Control” shall not include any corporate restructuring transaction with either (i) any or all of the lenders that from time to time are parties to the Credit Agreement dated as of March 8, 2019, by and among Credit Suisse AG, as administrative agent and collateral agent, the lenders from time to time party thereto, and the Company, as amended by that certain Amendment No. 1 to Credit Agreement dated as of April 5, 2019, as amended by that certain Amendment No. 2 to Credit Agreement and Amendment No. 1 to Guarantee and Collateral Agreement dated October 30, 2019, and as may be further amended, restated, supplemented, or otherwise modified from time to time, or (ii) any or all of the lenders that from time to time are parties to the Credit Agreement dated as of June 30, 2017, by and among Credit Suisse AG, as administrative agent and collateral agent, the lenders from time to time party thereto, and the Company (as amended by that certain Incremental Loan Assumption Agreement dated as of September 25, 2017, as amended by that certain Incremental Loan Assumption Agreement dated as of March 1, 2018, as amended by that certain Amendment and Waiver No. 1 to Credit Agreement dated as of March 8, 2019, as amended by that certain Amendment No. 2 to Credit Agreement dated as of October 30, 2019, and as amended by that certain Amendment No. 3 to Credit Agreement and Amendment No. 3 to Guarantee and Collateral Agreement dated as of October 30, 2019, and as may be further amended, restated, supplemented, or otherwise modified from time to time, in each case referred to in the immediately preceding clauses (i) and (ii), within nine (9) months of the date hereof.

(f) Implied Covenant of Good Faith and Fair Dealing. The parties acknowledge that the State of Tennessee recognizes that an implied covenant of good faith and fair dealing is a part of every contract, even an employee at will contract. Although such covenant cannot change the express terms of this contract, such covenant applies to this contract.

Section 7. Effect of Termination.

(a) If Employee’s employment is terminated (i) voluntarily by the Employee without Good Reason, or (ii) by the Company for Cause, the Company shall pay Employee’s compensation only through the last day of the Employment Period and, except as may otherwise be expressly provided in this Agreement or in any Benefit Plan, the Company shall have no further obligation to Employee.

(b) If Employee’s employment is terminated by the Company other than for Cause, including any discharge without Cause, liquidation or dissolution of the Company, or a termination caused by death or Disability, or if this Agreement’s term is not renewed or extended upon expiration thereof, or if Employee voluntarily resigns for Good Reason, for so long as Employee is not in breach of his continuing obligations under Section 4, the Company shall continue to pay Employee (or his estate) an amount equal to his Base Salary in effect immediately prior to the termination of his employment for a period of twenty-four months (24) months, to be paid in accordance with the Company’s regular payroll practices through the end of the agreement, as well as any prorated bonuses determined by the Board, plus benefits on a substantially equivalent basis to those which would have been provided to Employee in accordance with the Benefit Plans described in Section 3(e) of this Agreement. Except as may otherwise be expressly provided in this Agreement, the Company shall have no further obligation to Employee.

For purposes of this Section 7(b), “Good Reason” shall mean the Employee terminated his employment with the Company because, within the twelve (12) month period preceding the Employee’s termination, one or more of the following conditions arose and the Employee notified the Company of such condition within 90 days of its occurrence and the Company did not remedy such condition within 30 days:

(i)	the material diminution of Employee’s position, duties and responsibilities;

(ii)

a reduction in Employee’s Base Salary or bonus eligibility (other than a reduction of not more than 10% of Base Salary as part of a salary reduction plan applicable to all executive officers in a similar manner); or

(iii)	Employee is required to relocate more than 35 miles from the place of employment in Brentwood, Tennessee.

In the event that the Company challenges the Employee’s determination of Good Reason, the Company shall continue to make the payments and provide the benefits to the Employee as set forth in Section 7. If it is finally determined pursuant to the procedures set forth in this Agreement that the Employee’s resignation was not for Good Reason, the Employee shall reimburse the Company the amounts paid under Section 7.

(c) Severance Compensation in the Event of a Termination Upon a Change in Control. As used herein, “Termination Upon a Change in Control” shall mean a termination of Employee’s employment with the Company within twenty-four (24) months following a “Change in Control.” In the event Employee’s employment is terminated in a Termination Upon a Change in Control, Employee shall be paid as severance compensation an amount equal to (a) two times his annual Base Salary (at the rate payable at the time of such termination), plus (b) an amount equal to two times the average annual cash bonus, if any, earned by Employee in the two years immediately preceding the date of termination, without regard to any elective income deferral or conversion of such bonus into stock or any other non-cash consideration. Such severance compensation shall be paid in a lump sum promptly after the date of such termination, and in no event later than 2 months after the end of the year in which such termination occurs. The parties intend that, to the greatest extent possible, such severance compensation be exempt from Code Section 409A under the “involuntary separation from service” exemption under Treas. Reg. § 1.409A-1 (n) and/or the “short-term deferral” exemption under Treas. Reg. §1.409-1(b)(4), and agree to pay such severance in separate installments if the amount of severance hereunder is paid beyond the short-term exceeds the limits thereof. To the extent permissible under the group health benefit plans of the Corporation (or its successor), if any, Employee may continue to participate in such plans under the same terms as active employees, pursuant to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), until the expiration of such COBRA continuation coverage. Employee is under no obligation to mitigate the amount owed Employee pursuant to this Section 7 by seeking other employment or otherwise.

(d) Return of Information. On termination of employment, Employee (or if terminated by Disability, his authorized agent) shall deliver all trade secrets, confidential information, records, notes, data, memoranda, and equipment of any nature that are in Employee’s (or his estate’s) possession or under his control and that are the property of the Company or relate to the business of the Company, and Employee (or his estate) shall pay to the Company any amounts due and owning from Employee to the Company as specified in this Agreement.

(e) Survival. The obligations of Section 4 through Section 7 of this Agreement shall survive the expiration or termination of this Agreement.

Section 8. Representations and Warranties.

(a) No Conflicts. Employee represents and warrants to the Company that Employee is under no duty (whether contractual, fiduciary, or otherwise) that would prevent, restrict, or limit Employee from fully performing all duties and services for the Company, and the performance of such duties and services shall not conflict with any other agreement or obligation to which Employee is bound.

(b) No Hardship. Employee represents and acknowledges that Employee’s experience and/or abilities are such that observance of the covenants contained in this Agreement will not cause Employee any undue hardship nor will they unreasonably interfere with Employee’s ability to earn a livelihood.

Section 9. Alternative Dispute Resolution.

(a) Mediation. Employee and the Company agree to submit, prior to arbitration, all unsettled claims, disputes, controversies, and other matters in question between them arising out of or relating to this Agreement (including but not limited to any claim that the Agreement or any of its provisions is invalid, illegal, or otherwise voidable or void) or the dealings or relationship between Employee and the Company (“Disputes”) to mediation in Nashville, Tennessee, and in accordance with the Commercial Mediation Rules of the American Arbitration Association currently in effect. The mediation shall be private, confidential, voluntary, and nonbinding. Any party may withdraw from the mediation at any time before signing a settlement agreement upon written notice to each other party and to the mediator. The mediator shall be mutually selected by and agreed upon by both the Employee and the Company and shall be neutral and impartial. The mediator shall be disqualified as a witness, consultant, expert, or counsel for either party with respect to the matters in Dispute and any related matters. The Company and Employee shall pay their respective attorneys’ fee and other costs associated with the mediation, and the Company and Employee shall equally bear the costs and fees of the mediator. If a Dispute cannot be resolved through mediation within ninety (90) days of being submitted to mediation, the parties agree to submit the Dispute to arbitration.

(b) Arbitration. Subject to Section 9(a), all Disputes will be submitted for binding arbitration to the American Arbitration Association on demand of either party. Such arbitration proceeding will be conducted in Nashville, Tennessee, and, except as otherwise provided in this Agreement, will be heard by one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et. seq.) and not by any state arbitration law. The arbitrator will have the right to award or include in his award any relief which he deems proper under the circumstances, including, without limitation, money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and of this Agreement, reasonable attorneys’ fees and costs, provided that the arbitrator will not have the right to amend or modify the terms of this Agreement. The award and decision of the arbitrator will be conclusive and binding upon all parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction. Except as specified above, the Company and Employee shall pay their respective attorneys’ fee and other costs associated with the arbitration, and the Company and Employee shall equally bear the costs and fees of the arbitrator.

(c) Confidentiality. Employee and the Company agree that they will not disclose, or permit those acting on their behalf to disclose, any aspect of the proceedings under Section 9(a) and Section 9(b), including but not limited to the resolution or the existence or amount of any award, to any person, firm, organization, or entity of any character or nature, unless divulged (i) to an agency of the federal or state government, (ii) pursuant to a court order, (iii) pursuant to a requirement of law, (iv) pursuant to prior written consent of the Company or Employee, or (v) pursuant to a legal proceeding to enforce a settlement agreement or arbitration award. This provision is not intended to prohibit nor does it prohibit Employee’s or the Company’s disclosures of the terms of any settlement or arbitration award to their attorney(s), accountant(s), financial advisor(s), or family members, provided that they comply with the provisions of this paragraph.

(d) Injunctions. Notwithstanding anything to the contrary contained in this Section 99, the Company and Employee shall have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that the moving party, Company or Employee, must contemporaneously submit the Dispute(s) for non-binding mediation under Section 9(a) and then for arbitration under Section 9(b) on the merits as provided herein if such Disputes cannot be resolved through mediation.

Section 10. Cooperation. The Parties agree that certain matters in which the Employee will be involved during the Employment Period may necessitate the Employee’s cooperation in the future. Accordingly, following the termination of the Employee’s employment for any reason, to the extent reasonably requested by the Board, the Employee shall cooperate with the Company in connection with matters arising out of the Employee’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Employee’s other activities. The Company shall reimburse the Employee for reasonable expenses incurred in connection with such cooperation and shall pay Employee a mutually agreed upon hourly fee in connection with activities incurred by Employee hereunder.

Section 11. General.

(a) Notices. All notices required or permitted under this Agreement shall be in writing, may be made by personal delivery or facsimile transmission, effective on the day of such delivery or receipt of such transmission, or may be mailed by registered or certified mail, effective two (2) days after the date of mailing, addressed as follows:

To the Company:

AAC Holdings, Inc.

200 Powell Place

Brentwood, TN 37027

Attn: Chair of the Board

or such other person or address as designated in writing to Employee.

To Employee:

Andrew W. McWilliams, in person, or at his known residence address, or to such other address as designated by him in writing to the Company.

(b) Successors. This Agreement shall be assignable or transferable (whether by pledge, grant of a security interest, sales contract or otherwise) by Employer. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and also to Employee. If Employee dies during the term of this Agreement, the obligation to pay salary and provide benefits shall immediately cease; and, absent actual notice of any probate proceeding, the Company shall pay any compensation due for the period preceding Employee’s death to the following person(s) in order of preference: (i) spouse of Employee; (ii) children of Employee eighteen years of age and over, in equal shares; (iii) brothers, in equal shares; or (d) the person to whom funeral expenses are due. Upon payment of such sum, the Company shall be relieved of all further obligations hereunder.

(c) Legal Fees. Within five (5) days following the Effective Date, the Company shall reimburse Employee for all legal and other professional fees actually and reasonably incurred by Employee in connection with the negotiations and preparations of this Agreement up to a maximum of $25,000.

(d) Waiver, Modification, and Interpretation. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Employee and an appropriate officer of the Company empowered to sign the same by the Board of Directors of the Company. No waiver by either party at any time of any breach by the party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior to subsequent time. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Tennessee. Except as provided in Section 9, any action brought to enforce or interpret this Agreement shall be maintained exclusively in the state and federal courts located in Nashville, Tennessee.

(e) Interpretation. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto on the basis that such party was the draftsman of such provision; and no presumption or burden of proof shall arise disfavoring or favoring any party by virtue of the authorship of any of the provisions of this Agreement.

(f) Counterparts. The Company and Employee may execute this Agreement in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute but one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

(g) Invalidity of Provisions. If a court of competent jurisdiction shall declare that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, and if the rights and obligations of the Parties to this Agreement will not be materially and adversely affected thereby, in lieu of such illegal, invalid, or unenforceable provision the court may add as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as is possible. If such court cannot so substitute or declines to so substitute for such invalid, illegal, or unenforceable provision, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (iii) the remaining provisions of this Agreement will remain in full force and effect and not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. The covenants contained in this Agreement shall each be construed to be a separate agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company, predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of said covenants.

(h) Entire Agreement. This Agreement (together with the documents expressly referenced herein) constitutes the entire agreement between the parties, supersedes in all respects any prior agreement between the Company and Employee and may not be changed except by a writing duly executed and delivered by the Company and Employee in the same manner as this Agreement.

Section 12. Acknowledgement of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature contained on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first written above.

AAC HOLDINGS, INC.

/s/ Michael T. Cartwright
By:	Michael T. Cartwright
Title:	Chairman of the Board of Directors

EMPLOYEE
/s/ Andrew W. McWilliams
Andrew W. McWilliams

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